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                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                           FORM 8-K

                        CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) DECEMBER 23, 1997

                            UNOVA, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    DELAWARE             001-13279            95-4647021
(STATE OR OTHER      (COMMISSION FILE     (I.R.S. EMPLOYER
JURISDICTION         NUMBER)              IDENTIFICATION NO.)
OF INCORPORATION)

380 NO. CRESCENT DRIVE, BEVERLY HILLS, CALIFORNIA     90210
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA         (310) 888-2500
CODE

Item 5.      OTHER EVENTS.

The Registrant announced on December 23, 1997, that it has acquired proprietary radio frequency identification (RFID) technology from International Business Machines Corporation, which offers memory for data storage and wireless transmission capability on a tag or label. It is expected that this technology will further broaden the current automated data collection (ADC)

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market by providing low-cost identification of products and processes and the ability to update or change information stored on tags and labels. Financial details of the transaction were not disclosed.

The Registrant plans to take an after-tax charge of approximately $12 million before the end of 1997 to expense acquired in-process research and development and the costs of a long-term contract related to this technology. While the one-time charge will negatively affect the Registrant's fourth quarter earnings, the Registrant expects that the technology and the product and application intelligence resulting from the related contract will further enhance its competitive position in the global ADC market.

Intermec Technologies Corporation, a subsidiary of the Registrant, intends to develop a complete range of RFID components and products, including RFID tags and readers, with the objective to provide systems solutions to a variety of industries. These RFID products will also be designed for inter-connectivity with other Intermec ADC equipment.

To provide technical support for the development of commercial products utilizing the acquired RFID technology, the Registrant has entered into a research and development alliance with Amtech Corporation, an engineering company with extensive experience in the RFID technology industry. To support this alliance the Registrant has paid $10 million for a 13 percent ownership interest in Amtech. The two companies expect to cross-license RFID and related technologies as

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part of their planned alliance to develop low-cost RFID products. Intermec is also cooperating closely with other participants in the RFID industry, supporting their programs with equipment solutions and participating in joint efforts to create global standards.



                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 UNOVA, INC.

                      By:  /s/ CHARLES A. CUSUMANO
                          -------------------------
                             Charles A. Cusumano
                           Vice President, Finance

Dated: December 24, 1997

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